Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Nemaura Medical, Inc. of our report dated June 12, 2018, relating to the consolidated balance sheets as of March 31, 2018 and 2017 and the related consolidated statements of comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended March 31, 2018 appearing in the Annual Report on Form 10-K of Nemaura Medical, Inc. for the year ended March 31, 2018, and to the reference to us under the heading “Experts” in the prospectus

/s/ Crowe LLP

Oak Brook, Illinois
March 27, 2019